Exhibit 99.1

Saving More Lives Financial Report April-june 2021 Stockholm, Sweden,July 16,2021 (Nyse: ALV and SSE: ALIV.sdb)Autoliv

Financial Report April – June 2021

Q2 2021: Recovery in a challenging environment

Financial highlights Q2 2021

$2,022m net sales

85% organic sales growth*

8.1% operating margin

8.2% adjusted operating margin*

$1.19 EPS - an increase of $3.19

$1.20 adjusted EPS* - an increase of $2.60

Full year 2021 indications Around 20-22% net sales growth Around 16-18% organic sales growth Around 9-9.5% adjusted operating margin

Key business developments in the second quarter of 2021

•

Strong organic sales growth* in all regions, except China, as global LVP grew by 52% vs. Q2 last year (according to IHS Markit June 2021). Sales increased organically by 85%, outperforming global LVP by more than 33pp, largely due to launches and positive vehicle and geographical mix effects. All regions except Rest of Asia outperformed LVP by 4-38pp. Sequentially, LVP declined by 8% compared to Q1 2021.

•	Major profitability improvement, mainly driven by the strong sales growth. Adjusted operating margin* improved by 24.6pp to 8.2%. ROCE improved to 17.7% and ROE improved to 16.3%.
•

Improved cash flow and balance sheet. Operating cash flow increased to $63m while free cash flow* was negative $33 million. Net debt* declined substantially and our leverage ratio* improved to 1.1x. Quarterly dividend of $0.62 was declared for Q2 2021.

*For non-U.S. GAAP measures see enclosed reconciliation tables. All change figures in this release compare to the same period of previous year except when stated otherwise.

Key Figures
(Dollars in millions, except per share data)	Q2 2021	Q2 2020	Change	6 M 2021	6 M 2020	Change
Net sales	$2,022	$1,048	93.0%	$4,265	$2,893	47.4%
Operating income (loss)	$164	$(234)	n/a	$401	$(99)	n/a
Adjusted operating income (loss)1)	$166	$(172)	n/a	$403	$(36)	n/a
Operating margin, %	8.1	(22.3)	30.4pp	9.4	(3.4)	12.8pp
Adjusted operating margin, %1)	8.2	(16.4)	24.6pp	9.4	(1.2)	10.6pp
Earnings (loss) per share, diluted2, 3)	$1.19	$(2.00)	n/a	$2.98	$(1.14)	n/a
Adj earnings (loss) per share, diluted1, 2, 3)	$1.20	$(1.40)	n/a	$2.99	$(0.53)	n/a
Operating cash flow	$63	$(128)	n/a	$249	$28	795%
Return on capital employed, %4)	17.7	(25.0)	42.7pp	21.8	(5.3)	27.1pp
Adjusted return on capital employed, %5)	17.8	(18.2)	36.0pp	21.9	(1.9)	23.8pp

1) Excluding costs for capacity alignment. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 4) Annualized operating income and income from equity method investments, relative to average capital employed. 5) Annualized operating income and income from equity method investments, relative to average capital employed. Non-U.S. GAAP measure, see reconciliation table.

Comments from Mikael Bratt, President & CEO

for net-zero emissions across our supply chain by 2040, and committing to the Science Based Targets initiative.

Raw material prices have continued to increase, with some key commodities increasing by more than 20% in the past three months and despite significant mitigation actions, we now expect raw material cost for the full year to amount to around 130 basis points operating margin headwind.

We continue to be diligent in our cost control to manage demand volatility. However, as a result of continued demand and supply chain uncertainty, we are adjusting our full year indication. Based on an assumption of 9-11% global LVP growth for the full year 2021, we expect an organic sales growth of around 16-18%, and an adjusted operating margin of around 9-9.5%.

We also continue to drive forward with our strategic initiatives, such as increased digitalization and automation of the value chain, which are yielding good results. Our internal progress and a light vehicle market outlook with a production recovery in the next few years makes us confident of our 2022-24 targets of average annual 4-5% growth over LVP and 12% adjusted operating margin. We will elaborate on this and our long-term opportunities at our virtual CMD on November 16, 2021.

The COVID-19 pandemic continues to affect us in several ways. Supply shortage of semiconductors resulted in a Q2 global LVP that was 8% lower than what was expected at the beginning of the quarter, and 8% lower than the first quarter (according to IHS Markit, June

2021). The lower than anticipated LVP, along with the material changes in customer call offs with short notice, negatively impacted our sales and profitability in the quarter. The low visibility of these changes prevented us from using furloughs effectively to mitigate the effects of the lower customer demand. Although the situation improved towards the end of the quarter, we still expect supply disruptions to impact LVP negatively in the third quarter with some improvement in the fourth quarter.

I am pleased with our strong sales growth and outperformance vs. LVP in Q2, and the level of our order intake for the first half of the year. I am also pleased with our leverage ratio* coming down to 1.1x and that we reinstated a quarterly dividend.

We took an important sustainability step in the quarter when we announced ambitious climate targets. This includes plans to become carbon neutral in our own operations by 2030, aiming

Financial Report April – June 2021

Full year 2021 indications

Our outlook indications for 2021 reflect continuing uncertainty in the automotive markets and are mainly based on our customer call-offs and global LVP outlook according to IHS Markit, indicating a full year 2021 global LVP growth of 9%-11%.

	Full Year Indication		Full Year Indication
Net sales growth	Around 20-22%	Tax rate2)	Around 30%
Organic sales growth	Around 16-18%	Operating cash flow3)	Similar level as 2020
Adjusted operating margin1)	Around 9-9.5%	Capex, net % of sales	Below 6%
R,D&E, net % of sales	Around 4.5%	Organic growth vs LVP growth	Around +7pp

1) Excluding costs for capacity alignments and antitrust related matters. 2) Excluding unusual tax items. 3) Excluding unusual items.

The forward-looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

An earnings conference call will be held at 2:00 p.m. CET today, July 16, 2021. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

COVID-19 pandemic related business update

The COVID-19 pandemic continued to impact our business in the second quarter 2021 both directly through several weeks long lock-downs in India and indirectly through limited LVP by our customers caused by semiconductor and other industry supply chain disruptions, especially in North America and Europe. Second quarter 2021 global LVP was around 8% lower than expected at the beginning of the quarter (according to IHS Markit June 2021). Although Autoliv has fulfilled its delivery commitments, the lower than anticipated LVP has negatively impacted our sales and profitability. Supply chain disruptions leading to low customer demand visibility and material changes to call offs with short notice also negatively impacted our production efficiency and profitability in the quarter.

Direct COVID-19 related costs, such as personal protective equipment, quarantine costs, premium freight and other items were around $3 million in Q2 2021. Governmental support in connection with furloughing, short-term work weeks, and other similar activities was not material to our financial results in Q2 2021.

The current industry-wide semiconductor shortage will continue to negatively impact LVP, and hence our sales and profitability, in the second half of the year, and a stabilization of supply may not emerge until the fourth quarter. We expect adverse cost development from rising raw material prices through the remainder of 2021.

This report includes content supplied by IHS Markit Automotive; Copyright © Light Vehicle Production Forecast, June, 2021. All rights reserved.

Financial Report April – June 2021

Key Performance Trends
Sales Development by region	Adj. operating income and margin*

Capex and D&A	Operating Cash Flow excl EC antitrust payment*

Return on Capital Employed	Cash Conversion*

Key definitions   ---------------------------------------------------------------------------------------------------------

Capex: Capital Expenditures, net.

D&A: Depreciation and Amortization.

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and separation of our business segments. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Operating cash flow excluding EC antitrust payment*: Management estimate for Continuing Operations derived from cash flow including Discontinued Operations 2017-2018. Adjusted for EC antitrust payment of $203 million in 2019.

Cash conversion*: Free cash flow* in relation to net income adjusted for EC antitrust accrual in 2018 and payment in 2019. Free cash flow defined as operating cash flow less capital expenditure, net.

Financial Report April – June 2021

Consolidated sales development

Second quarter 2021

Consolidated sales		Second quarter		Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2021	2020
Airbag Products and Other2)		$1,310	$654	100%	7.5%	92.9%
Seatbelt Products2)		$712	$394	80.9%	9.1%	71.7%
Total		$2,022	$1,048	93.0%	8.1%	84.9%

Asia		$794	$588	35.1%	6.6%	28.5%
Whereof:	China	$399	$366	9.0%	9.3%	(0.3)%
	Japan	$175	$105	67.4%	(3.9)%	71.3%
	RoA	$219	$117	87.9%	7.4%	80.4%
Americas		$621	$213	191%	9.7%	181%
Europe		$608	$246	147%	10.4%	136%
Total		$2,022	$1,048	93.0%	8.1%	84.9%
1) Effects from currency translations. 2) Including Corporate and other sales.

Sales by product - Airbags

All major product categories within Airbags grew strongly organically* in the quarter. The largest contributor to growth was inflatable curtains and steering wheels, followed by passenger airbags, driver airbags and side airbags. The highest growth rate was in knee airbags and steering wheels, with both growing by more than 100%.

Sales by product - Seatbelts

The main contributor to Seatbelt products organic growth* was Europe and Americas. Seatbelt products grew organically in all major regions except China.

Sales by region

Our global organic sales* grew by 85% compared to the LVP growth of 52% (according to IHS Markit June 2021). The more than 33pp outperformance was largely due to product launches and positive geographical mix effects as LVP in higher content per vehicle markets such as Europe and North America grew more than lower CPV markets such as China and Rest of Asia. We also saw positive vehicle mix effects within several regions. All regions except Rest of Asia outperformed LVP by 4-38pp. LVP grew in all regions except China, which declined by 4.6% as domestic OEMs grew by 9% and global OEMs declined by 14%.

Q2 2021 organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	181%	136%	(0.3)%	71%	80%	85%
Main growth drivers	Stellantis, Honda, Nissan	VW, Stellantis, Daimler	GM, Geely, Xpeng	Toyota, Mitsubishi, Mazda	Hyundai/Kia, Suzuki, Mitsubishi	Stellantis, Toyota, VW
Main decline drivers	n/a	n/a	VW, Nissan, Hyundai/Kia	Honda	SsangYong, Renault	SsangYong

Light vehicle production development

Change vs same period last year according to IHS Markit

Q2 2021	Americas	Europe	China	Japan	Rest of Asia	Global
LVP (June 2021)	159%	98%	(4.6)%	52%	99%	52%
LVP (Apr 2021)	189%	109%	(1.2)%	51%	108%	60%

Financial Report April – June 2021

Consolidated sales development

First six months 2021

Consolidated sales		First 6 months		Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2021	2020
Airbag Products and Other2)		$2,773	$1,856	49.4%	4.6%	44.8%
Seatbelt Products2)		$1,491	$1,037	43.8%	6.3%	37.4%
Total		$4,265	$2,893	47.4%	5.2%	42.2%

Asia		$1,671	$1,185	41.0%	5.7%	35.3%
Whereof:	China	$814	$564	44.3%	8.7%	35.5%
	Japan	$386	$308	25.5%	0.6%	25.0%
	RoA	$471	$314	50.3%	5.1%	45.2%
Americas		$1,307	$886	47.6%	1.2%	46.5%
Europe		$1,287	$823	56.4%	8.9%	47.5%
Total		$4,265	$2,893	47.4%	5.2%	42.2%
1) Effects from currency translations. 2) Including Corporate and other sales.

First six months 2021 development

Sales by product - Airbags

All major product categories within Airbags grew strongly organically* in the first half of the year. The largest contributor to growth was inflatable curtains and steering wheels, followed by passenger airbags, driver airbags and side airbags.

Sales by product - Seatbelts

All regions except Japan, which was close to unchanged, showed a strong organic* seatbelt sales growth between 34 and 45%.

Sales by region

The global organic sales growth* of 42% was 12pp better than LVP (according to IHS Markit June 2021). Sales increased organically in all regions. The largest organic sales increase drivers were Americas and

Europe, followed by China, Rest of Asia and Japan. Our organic sales development outperformed LVP in all regions - by 15pp in Europe, by 10pp in China and Japan, by 9pp in Americas, and by 5pp in Rest of Asia.

First six months 2021 organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	46%	47%	36%	25%	45%	42%
Main growth drivers	Stellantis, Toyota, Honda	VW, Stellantis, BMW	GM, Great Wall, Honda	Toyota, Nissan, Mitsubishi	Hyundai/Kia Suzuki, Mitsubishi	Stellantis, Toyota, VW
Main decline drivers	n/a	n/a	Hyundai/Kia, Daimler, Mazda	Honda	SsangYong, Renault	SsangYong

Light vehicle production development

Change vs same period last year

First six months 2021	Americas	Europe	China	Japan	Rest of Asia	Global
IHS LVP (June 2021)	37%	32%	25%	15%	40%	30%
IHS LVP (Jan 2021)	63%	40%	26%	21%	36%	37%

Financial Report April – June 2021

Key launches in the second quarter 2021

Toyota Land Cruiser 300	Nissan Pathfinder	Skoda Fabia

Mercedes EQS	Zeekr 001	Chevrolet Bolt EUV

WEY Macchiato	Citroën C5X	Renault Kangoo

Driver/Passenger Airbags	Seatbelts	Side Airbags

Head/Inflatable Curtain Airbags	Steering Wheel	Knee Airbag

Front Center Airbag	Bag-in-Belt	Pyrotechnical Safety Switch

Pedestrian Airbag	Hood Lifter	Available as EV/PHEV

Financial Report April – June 2021

Financial development

Selected income statement items

Condensed income statement	Second quarter			First 6 months
(Dollars in millions, except per share data)	2021	2020	Change	2021	2020	Change
Net sales	$2,022	$1,048	93.0%	$4,265	$2,893	47.4%
Cost of sales	$(1,638)	$(1,033)	58.5%	$(3,422)	$(2,548)	34.3%
Gross profit	$384	$14	2568%	$843	$345	144%
S,G&A	$(111)	$(98)	12.8%	$(219)	$(192)	13.9%
R,D&E, net	$(107)	$(88)	21.3%	$(213)	$(191)	12.0%
Amortization of intangibles	$(3)	$(2)	5.4%	$(5)	$(5)	0.3%
Other income (expense), net	$0	$(59)	n/a	$(4)	$(57)	(92.6)%
Operating income (loss)	$164	$(234)	n/a	$401	$(99)	n/a
Adjusted operating income (loss)1)	$166	$(172)	n/a	$403	$(36)	n/a
Financial and non-operating items, net	$(12)	$(13)	(10.0)%	$(32)	$(36)	(12.2)%
Income (loss) before taxes	$152	$(247)	n/a	$370	$(135)	n/a
Tax rate	31.3%	29.3%	2.0pp	29.2%	26.5%	2.7pp
Net income (loss)	$105	$(174)	n/a	$262	$(99)	n/a
Earnings (loss) per share2, 3)	$1.19	$(2.00)	n/a	$2.98	$(1.14)	n/a
Adjusted earnings (loss) per share1, 2, 3)	$1.20	$(1.40)	n/a	$2.99	$(0.53)	n/a

Gross margin	19.0%	1.4%	17.6pp	19.8%	11.9%	7.9pp
S,G&A in relation to sales	(5.5)%	(9.4)%	(3.9)pp	(5.1)%	(6.6)%	(1.5)pp
R,D&E net in relation to sales	(5.3)%	(8.4)%	(3.1)pp	(5.0)%	(6.6)%	(1.6)pp
Operating margin	8.1%	(22.3)%	30.4pp	9.4%	(3.4)%	12.8pp
Adjusted operating margin1)	8.2%	(16.4)%	24.6pp	9.4%	(1.2)%	10.6pp

Other data
No. of shares at period-end in millions4)	87.5	87.3	0.2%	87.5	87.3	0.2%
Weighted average no. of shares in millions5)	87.4	87.3	0.1%	87.4	87.3	0.1%
Weighted average no. of shares in millions, diluted5)	87.7	87.3	0.5%	87.7	87.3	0.5%

1) Non-U.S. GAAP measure, excluding costs for capacity alignment. See reconciliation table. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 4) Excluding dilution and net of treasury shares. 5) Net of treasury shares.

Second quarter 2021 development

Gross profit increased by $370 million and the gross margin increased by 17.6pp compared to the same quarter 2020. The gross margin increase was primarily driven by the higher sales and direct material and labor productivity.

S,G&A costs increased by $13 million compared to the prior year, mainly relating to higher personnel costs due to extensive furloughing the prior year. In relation to sales, S,G&A costs decreased from 9.4% to 5.5%.

R,D&E, net costs increased by $19 million compared to the prior year, mainly relating to higher personnel costs due to extensive furloughing the prior year, and adverse FX effects. In relation to sales, R,D&E costs declined from 8.4% to 5.3%.

Other income (expense), net improved by $59 million compared to prior year, mainly due to $61 million lower capacity alignment accruals.

Operating income (loss) improved by $398 million compared to the same period in 2020, mainly as a consequence of the higher gross profit and lower capacity alignment accruals, partially offset by higher costs for S,G&A and R,D&E, net.

Adjusted operating income (loss)* improved by $337 million compared to the prior year, mainly due to higher gross profit partially offset by higher costs for S,G&A and R,D&E, net.

Financial and non-operating items, net, were close to unchanged vs. prior year.

Income (loss) before taxes increased by $399 million compared to the prior year, mainly due to the higher operating income.

Tax rate was 31.3%, compared to 29.3% in the same quarter last year, impacted by unfavorable country mix.

Earnings per share, diluted increased by $3.19 compared to a year earlier, where the main drivers were $2.90 from higher adjusted operating income* and $0.59 from lower capacity alignment costs partially offset by $0.31 from higher tax.

Financial Report April – June 2021

First six months 2021 development

Gross profit increased by $497 million and the gross margin increased by 7.9pp compared to the same period 2020. The gross margin increase was primarily driven by higher sales and direct material and labor productivity.

S,G&A increased by $27 million, mainly relating to higher personnel costs due to extensive furloughing the prior year, and adverse FX effects. In relation to sales, S,G&A costs decreased from 6.6% to 5.1%.

R,D&E, net increased by $23 million mainly due to higher personnel costs due to extensive furloughing the prior year, and adverse FX effects. In relation to sales, R,D&E costs declined from 6.6% to 5.0%.

Other income (expense), net improved by $53 million compared to a year earlier, mainly due to $63 million in lower capacity alignment accruals, partly offset by adverse effects from FX effects and lower government income.

Operating income (loss) improved by $500 million, mainly as a consequence of the increase in gross profit and other income (expense), net, partly offset by higher costs for S,G&A and R,D&E, net.

Adjusted operating income (loss)* improved by $438 million, mainly due to the higher gross profit, partly offset by higher costs for S,G&A and R,D&E, net.

Financial and non-operating items, net improved by around $4 million to $32 million, mainly due to higher income from equity method investments and FX effects.

Income (loss) before taxes improved by $505 million, mainly as a consequence of higher operating income.

Tax rate was 29.2%, compared to 26.5% the prior year, impacted by unfavorable country mix.

Earnings per share, diluted increased by $4.12 where the main drivers were $4.06 from higher adjusted operating income* and $0.60 from lower capacity alignment costs partly mitigated by $0.57 from higher tax.

Financial Report April – June 2021

Selected Balance Sheet and Cash Flow items

Selected Balance Sheet items	Second quarter
(Dollars in millions)	2021	2020	Change
Trade working capital	$1,495	$1,322	13.1%
Trade working capital in relation to sales, %	18.5	31.5	(13.0)pp
Receivables outstanding in relation to sales, %1)	21.3	28.1	(6.8)pp
Inventory outstanding in relation to sales, %2)	11.1	18.1	(7.0)pp
Payables outstanding in relation to sales, %3)	13.9	14.7	(0.8)pp
Cash & cash equivalents	$893	$1,223	(27.0)%
Gross Debt4)	$2,075	$3,060	(32.2)%
Net Debt5)	$1,200	$1,838	(34.7)%
Capital employed6)	$3,815	$3,793	0.6%
Return on capital employed, %7)	17.7	(25.0)	42.7pp
Total equity	$2,615	$1,955	33.7%
Return on total equity, %8)	16.3	(34.9)	51.2pp
Leverage ratio9)	1.1	2.8	(60.6)%

1) Outstanding receivables relative to annualized quarterly sales. 2) Outstanding inventory relative to annualized quarterly sales. 3) Outstanding payables relative to annualized quarterly sales. 4) Short- and long-term interest-bearing debt. 5) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non U.S. GAAP measure. See reconciliation table. 6) Total equity and net debt. 7) Annualized operating income and income from equity method investments, relative to average capital employed. 8) Annualized net income relative to average total equity. 9) Net debt adjusted for pension liabilities in relation to EBITDA. Non U.S. GAAP measure. See reconciliations table.

Selected Cash Flow items	Second quarter			First 6 months
(Dollars in millions)	2021	2020	Change	2021	2020	Change
Net income (loss)	$105	$(174)	n/a	$262	$(99)	n/a
Changes in operating working capital	$(125)	$44	n/a	$(214)	$25	n/a
Depreciation and amortization	$100	$87	15.6%	$199	$175	13.2%
Other, net	$(16)	$(85)	(80.6)%	$2	$(74)	n/a
Operating cash flow	$63	$(128)	n/a	$249	$28	795%
Capital expenditure, net	$(96)	$(64)	50.7%	$(189)	$(152)	24.5%
Free cash flow1)	$(33)	$(192)	(82.9)%	$60	$(124)	n/a
Cash conversion2)	n/a	n/a	n/a	22.8%	n/a	n/a
Dividends paid	$(54)	–	n/a	$(54)	$(54)	0.2%
Cash dividend paid per share	$0.62	–	n/a	$0.62	$0.62	0.0%
Capital expenditures, net in relation to sales, %	4.8%	6.1%	(1.3)pp	4.4%	5.3%	(0.9)pp

1) Operating cash flow less Capital expenditures, net. Non U.S. GAAP measure. See enclosed reconciliation table. 2) Free cash flow relative to Net income. Non U.S. GAAP measure. See reconciliation table.

Second quarter 2021 development

Trade working capital* increased by $173 million compared to the same period last year, mainly related to increased inventories as a consequence of higher sales, the low demand visibility and supply chain challenges. Compared to the first quarter 2021, trade working capital increased by $8 million.

Operating cash flow increased by $191 million to $63 million. The improvement was mainly due to positive effects from higher net income and deferred income taxes. Operating cash flow in the quarter was impacted negatively by effects from changes in operating working capital, mainly relating to tax, recalls and insurance while effects from trade working capital was limited.

Capital expenditure, net increased by 51%, supporting the organic growth. Capital expenditure, net in relation to sales was 4.8% vs. 6.1% a year earlier.

Free cash flow* amounted to negative $33 million, compared to negative $192 million a year earlier. The improvement was due to the higher operating cash flow, partially offset by the higher capital expenditure, net.

Cash conversion* defined as free cash flow* in relation to net income, was not meaningful in the second quarter as free cash flow was negative.

Net debt* was $1,200 million as of June 30, 2021, which was $638 million lower than a year earlier and $85 million higher compared to March 31, 2021.

Liquidity position. At June 30, 2021, our cash balance was $0.9 billion, and including committed, unused loan facilities, our liquidity position was $2.0 billion.

Leverage ratio*. As of June 30, 2021, the Company had a leverage ratio of 1.1x, compared to 2.8x at June 30, 2020 as the net debt decreased substantially and the 12 months trailing adjusted EBITDA* increased substantially.

Total equity increased by $660 million compared to June 30, 2020 mainly due to $550 million from net income and $146 million from currency translation effects partially offset by dividend payments of $55 million.

Financial Report April – June 2021

First six months 2021 development

Operating cash flow was $249 million compared to $28 million a year earlier. The increase of $221 million was primarily due to positive effects of the higher net income and deferred income taxes, partly offset by negative effects from changes in operating working capital.

Capital expenditure, net of $189 million was 24% higher than a year earlier, reflecting our efforts to reduce capital expenditure to support cash flow in the first half of 2020. Capital expenditure, net in relation to sales was 4.4% compared to 5.3% in the same period 2020.

Free cash flow* amounted to $60 million compared to negative $124 million a year earlier, driven by the improvement in operating cash flow, partially offset by a higher capital expenditure, net.

Cash conversion* defined as free cash flow in relation to net income, was 23%.

Headcount

	Jun 30	Mar 31	Jun 30
	2021	2021	2020
Headcount	64,500	66,600	61,800
Whereof: Direct employees in manufacturing	46,400	48,700	43,400
Indirect employees	18,000	17,900	18,400
Temporary personnel	9%	10%	6%

By June 30, 2021, total headcount increased by 2,700 compared to a year earlier, reflecting a significant increase in production. The direct workforce increased by around 7% while the indirect workforce declined by around 2%. Compared to March 31, 2021, total headcount decreased by around 3.1%. This was driven by a decrease of around 4.6% of the direct workforce reflecting a lower LVP, while the indirect workforce increased by 0.8%.

Financial Report April – June 2021

Other Items

•

On May 12, 2021, Autoliv announced that its Board of Directors decided to reinstate quarterly dividends and declared a quarterly dividend of $0.62 per share for the second quarter of 2021. “Although the COVID-19 pandemic is not yet behind us, the significant improvement in profitability and free cash flow generation over the recent quarters shows that we have built a solid platform towards our mid-term financial targets” said Jan Carlson, Chairman of the Board of Directors. “It is our ambition to consistently create competitive shareholder value through our purpose-led strategy and operations and I am happy that we can now reinstate our quarterly dividend.” continued Mr. Carlson.

•

On May 18, 2021, Autoliv announced plans to construct a new steering wheel manufacturing plant in Aguascalientes, Mexico. When fully operational, the 30,000 sqm/322,000 sq ft facility will have the potential to employ up to 3,000 people. “We are doing this expansion to meet growing customer demand,” said Kevin Fox, President, Autoliv Americas. “This new facility, along with our Matamoros, Mexico facility, will allow us to continue to provide world-class support to our customers. This investment will increase capacity, but it will also allow us to optimize our manufacturing processes at both facilities and it will create exciting opportunities for our team members in Mexico,” continued Mr. Fox.

•

On June 17, 2021, Autoliv announced ambitious climate targets including its plan to become carbon neutral in its own operations by 2030, and aims for net-zero emissions across its supply chain by 2040, and its commitment to the Science Based Targets initiative.

Next Report

Autoliv intends to publish the quarterly earnings report for the third quarter of 2021 on Friday, October 22, 2021.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 5872 0671

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 5872 0614

Inquiries: Media

Gabriella Ekelund

Senior Vice President Communications

Tel +46 (0)70 612 6424

Autoliv, Inc. is obliged to make this information public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on July 16, 2021.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10‑Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

This report includes content supplied by IHS Markit Automotive; Copyright © Light Vehicle Production Forecast, June 2021. All rights reserved. IHS Markit is a global supplier of independent industry information. The permission to use IHS Markit copyrighted reports, data and information does not constitute an endorsement or approval by IHS Markit of the manner, format, context, content, conclusion, opinion or viewpoint in which IHS Markit reports, data and information or its derivations are used or referenced herein.

Financial Report April – June 2021

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, general economic conditions; the impacts of the coronavirus (COVID-19) pandemic on the Company’s financial condition, business operations, operating costs, liquidity and competition and on the global economy; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; supply chain disruptions and component shortages impacting the Company or the automotive industry; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction and efficiency initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Financial Report April – June 2021

Consolidated Statements of Net Income

(Dollars in millions, except per share data)	Second quarter		First 6 months		Latest 12	Full Year
(Unaudited)	2021	2020	2021	2020	months	2020
Airbag and Other products1)	$1,310	$654	$2,773	$1,856	$5,741	$4,824
Seatbelt products1)	712	394	1,491	1,037	3,077	2,623
Total net sales	$2,022	$1,048	$4,265	$2,893	$8,819	$7,447
Cost of sales	(1,638)	(1,033)	(3,422)	(2,548)	(7,074)	(6,201)
Gross profit	$384	$14	$843	$345	$1,744	$1,247

Selling, general & administrative expenses	(111)	(98)	(219)	(192)	(416)	(389)
Research, development & engineering expenses, net	(107)	(88)	(213)	(191)	(398)	(376)
Amortization of intangibles	(3)	(2)	(5)	(5)	(10)	(10)
Other income (expense), net	0	(59)	(4)	(57)	(37)	(90)
Operating income (loss)	$164	$(234)	$401	$(99)	$883	$382

Income from equity method investments	0	0	2	0	4	2
Interest income	2	1	2	3	4	5
Interest expense	(16)	(16)	(32)	(32)	(73)	(73)
Other non-operating items, net	2	1	(4)	(7)	(22)	(25)
Income (loss) before income taxes	$152	$(247)	$370	$(135)	$796	$291

Income taxes	(48)	72	(108)	36	(247)	(103)
Net income (loss)	$105	$(174)	$262	$(99)	$550	$188

Less: Net income attributable to non-controlling interest	0	0	1	0	2	1
Net income (loss) attributable to controlling interest	$104	$(175)	$261	$(100)	$548	$187

Earnings (loss) per share2, 3)	$1.19	$(2.00)	$2.98	$(1.14)	$6.25	$2.14

1) Including Corporate and other sales. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from EPS calculation.

Financial Report April – June 2021

Consolidated Balance Sheets

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions, unaudited)	2021	2021	2020	2020	2020
Assets
Cash & cash equivalents	$893	$1,254	$1,178	$1,477	$1,223
Receivables, net	1,719	1,846	1,822	1,616	1,180
Inventories, net	901	856	798	714	758
Prepaid expenses	230	183	164	179	172
Other current assets	60	260	307	52	50
Total current assets	$3,804	$4,399	$4,269	$4,037	$3,383

Property, plant & equipment, net	1,833	1,810	1,869	1,779	1,753
Operating leases right-of-use assets	133	137	141	137	150
Goodwill	1,393	1,392	1,398	1,390	1,385
Intangible assets, net	11	14	14	15	17
Investments and other non-current assets	462	457	466	476	486
Total assets	$7,636	$8,210	$8,157	$7,833	$7,175

Liabilities and equity
Short-term debt1)	$363	$291	$302	$1,026	$493
Accounts payable	1,125	1,215	1,254	912	616
Accrued expenses	1,066	1,323	1,270	1,011	848
Operating lease liabilities - current	39	38	37	36	37
Other current liabilities	260	321	284	237	159
Total current liabilities	$2,852	$3,188	$3,147	$3,221	$2,152

Long-term debt1)	1,712	2,039	2,110	2,007	2,567
Pension liability	239	239	248	239	236
Operating lease liabilities - non-current	94	100	103	102	114
Other non-current liabilities	125	123	126	151	150
Total non-current liabilities	$2,170	$2,501	$2,587	$2,499	$3,068

Total parent shareholders’ equity	2,600	2,507	2,409	2,100	1,942
Non-controlling interest	15	14	14	14	14
Total equity	$2,615	$2,521	$2,423	$2,113	$1,955

Total liabilities and equity	$7,636	$8,210	$8,157	$7,833	$7,175
1) As of September 30, 2020, $600 million of the revolving credit facility loan was classified as short-term debt since it was repaid on October 2, 2020.

Financial Report April – June 2021

Consolidated Statements of Cash Flow

	Second quarter		First 6 months		Latest 12	Full Year
(Dollars in millions, unaudited)	2021	2020	2021	2020	months	2020
Net income (loss)	$105	$(174)	$262	$(99)	$550	$188
Depreciation and amortization	100	87	199	175	394	371
Other, net	(16)	(85)	2	(74)	89	13
Changes in operating working capital, net	(125)	44	(214)	25	37	277
Net cash provided by operating activities	$63	$(128)	$249	$28	$1,070	$849

Expenditures for property, plant and equipment	(97)	(65)	(191)	(154)	(380)	(344)
Proceeds from sale of property, plant and equipment	1	1	1	2	4	4
Net cash used in investing activities	$(96)	$(64)	$(189)	$(152)	$(377)	$(340)

Net cash before financing1)	$(33)	$(192)	$60	$(124)	$693	$509

Decrease in short term debt	(338)	(115)	(291)	(142)	(389)	(240)
Repayment of long-term debt	–	–	–	–	(723)	(723)
Increase long-term debt	39	591	14	1,091	100	1,177
Dividends paid	(54)	–	(54)	(54)	(54)	(54)
Common stock options exercised	2	0	2	0	3	1
Dividend paid to non-controlling interests	–	–	–	–	(1)	(1)
Net cash (used in) provided by financing activities	$(352)	$476	$(329)	$895	$(1,064)	$160

Effect of exchange rate changes on cash	23	32	(16)	8	40	64
Increase in cash and cash equivalents	$(361)	$316	$(285)	$779	$(330)	$733
Cash and cash equivalents at period-start	1,254	907	1,178	445	1,223	445
Cash and cash equivalents at period-end	$893	$1,223	$893	$1,223	$893	$1,178
1) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities". See reconciliation table.

Financial Report April – June 2021

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The table on page 6 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Trade Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived trade working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions)	2021	2021	2020	2020	2020
Receivables, net	$1,719	$1,846	$1,822	$1,616	$1,180
Inventories, net	$901	$856	$798	$714	$758
Accounts payable	$(1,125)	$(1,215)	$(1,254)	$(912)	$(616)
Trade Working capital	$1,495	$1,487	$1,366	$1,418	$1,322

Financial Report April – June 2021

Net Debt

Autoliv from time to time enters into “debt-related derivatives” (DRD) as a part of our debt management, as part of efficiently managing the Company’s overall cost of funds. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions)	2021	2021	2020	2020	2020
Short-term debt	$363	$291	$302	$1,026	$493
Long-term debt	1,712	2,039	2,110	2,007	2,567
Total debt	$2,075	$2,330	$2,411	$3,033	$3,060
Cash & cash equivalents	(893)	(1,254)	(1,178)	(1,477)	(1,223)
Debt issuance cost/Debt-related derivatives, net	18	39	(19)	17	1
Net debt	$1,200	$1,115	$1,214	$1,573	$1,838

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2019	2018	2017	2016
Short-term debt	$368	$621	$20	$216
Long-term debt	1,726	1,609	1,311	1,313
Total debt	$2,094	$2,230	$1,330	$1,529
Cash & cash equivalents	(445)	(616)	(960)	(1,227)
Debt issuance cost/Debt-related derivatives, net	0	5	(3)	(3)
Net debt	$1,650	$1,619	$368	$299

Financial Report April – June 2021

Leverage ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. In 2021, EBITDA calculation was redefined to exclude other non-operating items and income from equity method investments. Historic EBITDA and leverage ratio has been recalculated resulting in minor adjustments. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio of around 1.0x within a range of 0.5x to 1.5x.

	Jun 30	Dec 31	Jun 30
(Dollars in millions)	2021	2020	2020
Net debt1)	$1,200	$1,214	$1,838
Pension liabilities	239	248	236
Debt per the Policy	$1,438	$1,462	$2,074
Net income2)	$550	$188	$142
Income taxes2)	247	103	66
Interest expense, net2, 3)	69	68	62
Other non-operating items, net2)	22	25	14
Income from equity method investments2)	(4)	(2)	(1)
Depreciation and amortization of intangibles2)	394	371	350
Capacity alignments and separation costs2, 4)	37	99	105
EBITDA per the Policy (Adjusted EBITDA)	$1,313	$852	$739
Leverage ratio	1.1	1.7	2.8

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense including cost for extinguishment of debt, if any, less interest income. 4) No separation costs LTM Jun 30, 2021 and Dec 31, 2020. In LTM Jun 30, 2020, separation costs amounted to $1 million.

Financial Report April – June 2021

Free Cash Flow, Net Cash Before Financing and Cash Conversion

Management uses the non-U.S. GAAP measure free cash flow to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free cash flow see the reconciliation table below. Management uses the non-U.S. GAAP measure net cash before financing to analyze and disclose the cash flow generation available for servicing external stakeholders such as shareholders and debt stakeholders. For details on net cash before financing, see the reconciliation table below. Management uses the non-U.S. GAAP measure cash conversion to analyze the proportion of net income that is converted into free cash flow. The measure is a tool to evaluate how efficient the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	Second quarter		First 6 months		Latest 12	Full Year
(Dollars in millions)	2021	2020	2021	2020	months	2020
Net income (loss)	$105	$(174)	$262	$(99)	$550	$188
Changes in operating working capital	(125)	44	(214)	25	37	277
Depreciation and amortization	100	87	199	175	394	371
Other, net	(16)	(85)	2	(74)	89	13
Operating cash flow	$63	$(128)	$249	$28	$1,070	$849
Capital expenditure, net	(96)	(64)	(189)	(152)	(377)	(340)
Free cash flow1)	$(33)	$(192)	$60	$(124)	$693	$509
Net cash before financing	$(33)	$(192)	$60	$(124)	$693	$509
Cash conversion2)	n/a	n/a	22.8%	n/a	126%	270%
1) Operating cash flow less Capital expenditures, net. 2) Free cash flow relative to Net income.

	Full year	Full year	Full year	Full year
(Dollars in millions)	2019	20181)	20171)	20161)
Net income	$463	$184	$303	$562
Changes in operating assets and liabilities	47	(229)	(0)	(78)
Depreciation and amortization	351	397	426	383
Goodwill impairment charges	–	–	234	–
Other, net4)	(220)	239	(27)	2
Operating cash flow	$641	$591	$936	$868
EC antitrust payment	(203)	–	–	–
Operating cash flow excl antitrust	$844	$591	$936	$868
Capital expenditure, net	(476)	(555)	(570)	(499)
Free cash flow2)	$165	$36	$366	$370
Free cash flow excl antitrust payment5)	$368	$36	$366	$370
Acquisitions of businesses and other, net	–	(73)	(128)	(227)
Net cash before financing	$165	$(37)	$239	$142
Cash conversion3)	35.6%	19.5%	121%	65.8%
Cash conversion excl antitrust6)	79.4%	19.5%	121%	65.8%

1) Including Discontinued Operations. 2) Operating cash flow less Capital expenditures, net. 3) Free cash flow relative to Net income. 4) Including EC antitrust non-cash provision 2018 and EC antitrust payment 2019. 5) For 2019, Operating cash flow excluding EC antitrust payment less Capital expenditures, net. 6) For 2019, Free cash flow excluding EC antitrust payment relative to Net income.

Financial Report April – June 2021

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Second quarter 2021			Second quarter 2020
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income (loss)	$164	$1	$166	$(234)	$62	$(172)
Operating margin, %	8.1	0.1	8.2	(22.3)	5.9	(16.4)
Income (loss) before taxes	$152	$1	$154	$(247)	$62	$(185)
Net income (loss) attributable to controlling interest	$104	$1	$105	$(175)	$52	$(123)
Return on capital employed, %2)	17.7	0.1	17.8	(25.0)	6.8	(18.2)
Return on total equity, %3)	16.3	0.2	16.5	(34.9)	10.8	(24.1)
Earnings (loss) per share4, 5)	$1.19	$0.01	$1.20	$(2.00)	$0.60	$(1.40)

1) Costs for capacity alignment. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	First 6 months 2021			First 6 months 2020
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income (loss)	$401	$1	$403	$(99)	$64	$(36)
Operating margin, %	9.4	0.0	9.4	(3.4)	2.2	(1.2)
Income (loss) before taxes	$370	$1	$371	$(135)	$64	$(71)
Net income (loss) attributable to controlling interest	$261	$1	$262	$(100)	$54	$(46)
Capital employed	$3,815	$1	$3,816	$3,793	$54	$3,847
Return on capital employed, %2)	21.8	0.1	21.9	(5.3)	3.4	(1.9)
Return on total equity, %3)	20.8	0.1	20.9	(9.7)	5.3	(4.4)
Earnings (loss) per share4, 5)	$2.98	$0.01	$2.99	$(1.14)	$0.61	$(0.53)
Total parent shareholders' equity per share	$29.72	$0.01	$29.73	$22.24	$0.61	$22.85

1) Costs for capacity alignment. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution when applicable and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	Latest 12 months			Full year 2020
(Dollars in millions)	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$883	$37	$919	$382	$99	$481
Operating margin, %	10.0	0.4	10.4	5.1	1.4	6.5
1) Costs for capacity alignment.

	Full year 2019			Full year 2018
(Dollars in millions)	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$726	$49	$774	$686	$222	$908
Operating margin, %	8.5	0.6	9.1	7.9	2.6	10.5
1) Costs for capacity alignment, antitrust related matters and separation of our business segments.

Financial Report April – June 2021

	Full year 2017			Full year 2016
(Dollars in millions)	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$860	$40	$899	$831	$35	$866
Operating margin, %	10.6	0.5	11.1	10.5	0.4	10.9
1) Costs for capacity alignment and antitrust related matters.

Items included in Non-U.S. GAAP adjustments	Second quarter 2021		Second quarter 2020
	Adjustment Millions	Adjustment Per share	Adjustment Millions	Adjustment Per share
Capacity alignment	$1	$0.02	$62	$0.71
Total adjustments to operating income	$1	$0.02	$62	$0.71
Tax on non-U.S. GAAP adjustments1)	$0	$0.00	$(10)	$(0.11)
Total adjustments to net income	$1	$0.01	$52	$0.60
Average number of shares outstanding - diluted2)		87.6		87.4

Annualized adjustment on return on capital employed	$6		$248
Adjustment return on capital employed, %	0.1		6.8

Annualized adjustment on return on total equity	$6		$209
Adjustment return on total equity, %	0.2		10.8
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) Annualized average number of outstanding shares

Items included in Non-GAAP adjustments	First 6 months 2021		First 6 months 2020
	Adjustment Millions	Adjustment Per share	Adjustment Millions	Adjustment Per share
Capacity alignment	$1	$0.02	$64	$0.73
Total adjustments to operating income	$1	$0.02	$64	$0.73
Tax on non-U.S. GAAP adjustments1)	$0	$0.00	$(10)	$(0.12)
Total adjustments to net income	$1	$0.01	$54	$0.61
Average number of shares outstanding - diluted2)		87.6		87.4

Annualized adjustment on Return on capital employed	$3		$128
Adjustment Return on capital employed, %	0.1		3.4

Annualized adjustment on Return on total equity	$3		$108
Adjustment return on total equity, %	0.1		5.3
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) Annualized average number of outstanding shares

Financial Report April – June 2021

Multi-year Summary

Continuing Operations unless noted

(Dollars in millions, unaudited)	2020	2019	2018	2017	2016
Sales and Income
Net sales	$7,447	$8,548	$8,678	$8,137	$7,922
Airbag sales1)	4,824	5,676	5,699	5,342	5,256
Seatbelt sales	2,623	2,871	2,980	2,794	2,665
Operating income	382	726	686	860	831
Net income attributable to controlling interest	187	462	376	586	558
Earnings per share (US$) – basic2)	2.14	5.29	4.32	6.70	6.33
Earnings per share (US$) – assuming dilution2, 3)	2.14	5.29	4.31	6.68	6.32
Gross margin, %4)	16.7	18.5	19.7	20.6	20.6
R,D&E net in relation to sales, %	(5.0)	(4.7)	(4.8)	(4.6)	(4.5)
S,G &A net in relation to sales, %	(5.2)	(4.7)	(4.5)	(5.0)	(5.0)
Operating margin, %5)	5.1	8.5	7.9	10.6	10.5
Adjusted operating margin, %6, 7)	6.5	9.1	10.5	11.1	10.9
Balance Sheet
Trade working capital	1,366	1,417	1,396	1,444	1,245
Trade working capital in relation to sales, %8)	13.6	16.2	15.9	16.7	15.7
Receivables outstanding in relation to sales, %8)	18.1	18.6	19.0	19.6	19.1
Inventory outstanding in relation to sales, %8)	7.9	8.5	8.6	8.2	7.7
Payables outstanding in relation to sales, %8)	12.5	10.8	11.7	11.1	11.1
Total equity	2,423	2,122	1,897	4,169	3,926
Total parent shareholders’ equity per share (US$)	27.56	24.19	21.63	46.38	41.69
Current assets excluding cash	3,091	2,557	2,670	2,598	2,269
Property, plant and equipment, net	1,869	1,816	1,690	1,609	1,329
Intangible assets (primarily goodwill)	1,412	1,410	1,423	1,440	1,430
Capital employed	3,637	3,772	3,516	4,538	4,225
Net debt7)	1,214	1,650	1,619	368	299
Total assets	8,157	6,771	6,722	6,947	6,565
Long-term debt	2,110	1,726	1,609	1,311	1,313
Return on capital employed, %[9], [1]0)	10	20	17	n/a	n/a
Return on total equity, %[1][0], [1]1)	9	23	13	n/a	n/a
Total equity ratio, %	30	31	28	49	48
Cash flow and other data
Operating Cash flow[1]2)	849	641	591	936	868
Depreciation and amortization[1]2)	371	351	397	426	383
Capital expenditures, net[1]2)	340	476	555	570	499
Capital expenditures, net in relation to sales, %[1]2)	4.6	5.6	5.7	5.5	4.9
Free Cash flow7, [1][2], [1]3)	509	165	36	366	369
Cash conversion, %7, [1][2], [1]4)	270	35.6	19.5	121	65.7
Direct shareholder return[1][2], [1]5)	54	217	214	366	203
Cash dividends paid per share (US$)	0.62	2.48	2.46	2.38	2.30
Number of shares outstanding (millions)[1]6)	87.4	87.2	87.1	87.0	88.2
Number of employees, December 31	61,000	58,900	57,700	56,700	55,800

1) Including steering wheels, inflators and initiators. 2) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 3) Assuming dilution and net of treasury shares. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 7) Non-US GAAP measure, for reconciliation see tables above. 8) Relative to annualized fourth quarter sales. 9) Operating income and income from equity method investments, relative to average capital employed. 10) The Company has decided not to recalculate prior periods since the distribution of Veoneer had a significant impact on total equity and capital employed making the comparison less meaningful. 11) Income relative to average total equity. 12) Including Discontinued Operations. 13) Operating cash flow less Capital expenditures, net. 14) Free cash flow relative to Net income. 15) Dividends paid and Shares repurchased. 16) At year end, excluding dilution and net of treasury shares.